Exhibit (11) Statement Re: Computation of Per Share Earnings


                               12 Months    6 Months    12 Months
                                 Ended        Ended       Ended
                               12/31/95     12/31/94    06/30/94
                               ---------    --------    ---------
                                         (In thousands)

Fully diluted
  Average shares
    outstanding...........        1,858       1,544       1,300
  Net effect of dilutive
    stock options- Based
    on the treasury stock
    method using year-end
    market price..........           22          37          35
                               --------    --------    --------
  TOTAL...................        1,880       1,581       1,335
                               ========    ========    ========
  Net income..............     $ 11,820    $  1,005    $  1,303
                               ========    ========    ========
  Per share amount........     $   6.29    $    .64    $    .98
                               ========    ========    ========

Note:
  The above dilution is less than 3% or anti-dilutive, thus earnings per share are based on the average shares outstanding.